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                                                                       Exhibit 5

                   [On Morgan, Lewis & Bockius LLP Letterhead]


April 6, 2000


DBT Online, Inc.
5550 W. Flamingo Road, Suite B-5
Las Vegas, Nevada 89103

RE: DBT Online, Inc. - Registration Statement On Form S-8
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Ladies and Gentlemen:

As your counsel, we have assisted in the preparation of the above-referenced Registration Statement on Form S-8 (the "Registration Statement") for filing with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Registration Statement related to 47,772 shares of Common Stock, par value $0.10 per share (the "Common Stock"), of DBT Online, Inc. (the "Company"), which may be issued pursuant to that certain option agreement entered into between the Company and a certain former employee of I.R.S.C., Inc. ("IRSC") in connection with the merger of IRSC with and into the Corporation.

As counsel for the Company, we have examined the Company's Articles of Incorporation, as amended, Bylaws, as amended, minutes and such other documents, and have made such inquiries of the Company's officers, as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.'

Based upon the foregoing, it is our opinion that the Company's Common Stock, upon issuance in accordance with the terms of the Options, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5 to the ion Statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP